Filed pursuant to Rule 424(b)(5)
                                                             File No. 333-137215

Pricing Supplement No. 152 dated July 14, 2008.
(To Prospectus dated September 8, 2006)

             Hartford Life Insurance Company Medium-Term Notes

The description in this pricing supplement of the particular terms of the following series of Medium-Term Notes offered hereby supplements the description of the general terms and provisions of the notes set forth in the prospectus dated September 8, 2006, to which reference is hereby made.

The Notes described in this pricing supplement all have:
   A Trade Date of:                  July 21, 2008
   An Issuance Date of:              July 24, 2008

ADDITIONAL TERMS ARE DEFINED BELOW.
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                       4.75% Notes due July 15, 2014

CUSIP Number:                     4165X0PH7
Series Number:                    408397
Stated Maturity Date:             July 15, 2014
Interest Rate:                    4.75%
Interest Payment Frequency:       Semi-Annually
Initial Interest Payment Date:    January 15, 2009
Price to Public:                  100%
Agent's Discount:                 1.10%
Day Count Convention:             30/360

Optional Redemption:              Yes [ ]   No [X]
   Optional Redemption Date(s):   N/A
   Initial Redemption Percentage: N/A
   Annual Percentage Reduction:   N/A
   Redemption may be:             [ ] In whole only.
                                  [ ] In whole or in part.

The Survivor's Option:            [X] is  [ ] is not available.
   Annual Put Limitation:         $1 million or 1%
   Individual Put Limitation:     $250,000
   Series Put Limitation:         N/A

Special Tax Considerations:       None

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                      Floating Rate Notes due July 15, 2013

CUSIP Number:                     4165X0PJ3
Series Number:                    408398
Stated Maturity Date:             July 15, 2013
Initial Interest Rate:            5.28%
Interest Payment Frequency:       Monthly
Interest Payment Dates:           August 15, 2008, and the 15th of each month
                                  thereafter or, if such day is not a Business
                                  Day, the next following Business Day, without
                                  interest for the period payment is deferred.
Initial Interest Reset Date:      August 15, 2008
Interest Reset Dates:             The 15th day of each month occurring on or
                                  after the Initial Interest Reset Date.
Interest Determination Date(s):   The fifth Business Day prior to each

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                                  Interest Reset Date.

Base Rate:           [ ] CD Rate                         [ ] Federal Funds Rate
                     [ ] Commercial Paper Rate           [ ] LIBOR
                     [ ] Constant Maturity Swap Rate     [ ] Prime Rate
                     [ ] Constant Maturity Treasury Rate [ ] Treasury Rate
                     [X] CPI Adjustment Rate             [ ] Other (see
                                                              attached)
If LIBOR             [ ] LIBOR Reuters Page
                     [ ] LIBOR Telerate Page
                     [ ] Designated LIBOR Currency

If Constant Maturity Treasury Rate Telerate Page     [ ] 7051      [ ] 7052
       If 7052       [ ] Weekly Average              [ ] Monthly Average
       Designated CMT Maturity Index:

Floating Rate/Fixed Rate Note:   [ ] Yes   [X] No
   If yes:  Fixed Rate:
            Fixed Rate Commencement Date:

Maximum Interest Rate:            None
Minimum Interest Rate:            0.00%
Index Maturity:                   Not Applicable
Spread:                           1.10%
Spread Multiplier:                None

Computation of Interest:          See Prospectus

Sinking Fund:                     None

Price to Public:                  100%
Agent's Discount:                 1.00%
Day Count Convention:             30/360, unadjusted

Optional Redemption:              Yes [ ]   No [X]
   Optional Redemption Date(s):   N/A
   Initial Redemption Percentage: N/A
   Annual Percentage Reduction:   N/A
   Redemption may be:             [ ] In whole only.
                                  [ ] In whole or in part.

The Survivor's Option:           [X] is  [ ] is not available.
   Annual Put Limitation:        $1 million or 1%
   Individual Put Limitation:    $250,000
   Series Put Limitation:        N/A

Special Tax Considerations:      None

Calculation Agent:               The Bank of New York Mellon Trust Company, N.A.

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       ADDITIONAL INFORMATION PERTAINING TO ALL NOTES DESCRIBED
                      IN THIS PRICING SUPPLEMENT:

Securities Exchange Listing:            None
Specified Currency:                     U.S. Dollars
Authorized Denominations:               $1,000 integral amounts.
Indenture Trustee:                      The Bank of New York Mellon Trust
                                        Company, N.A., is successor Indenture
                                        Trustee under Section 7.14 of the
                                        Indenture.
Other Provisions Relating to the Notes: None

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AGENT: Merrill Lynch & Co.

NOTE: The Opinion regarding the enforceability of the Notes and the related Consent of Counsel for Hartford Life Insurance Company is given by Sadie R. Gordon, Counsel.

RATINGS: It is anticipated that, as of July 24, 2008, the Notes will be rated by the indicated rating agencies as follows:

            Standard & Poor's:  AA-
            Moody's:            A1
            Fitch:              AA-
            A.M. Best:          a+











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